EXHIBIT 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 1st day of January, 2008, by and between Scivanta Medical Corporation, a Nevada corporation (the “Company”), and David R. LaVance (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive in the capacity and under the terms and conditions as are set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company in the capacity and under the terms and conditions as are set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, undertakings and representations contained herein, and intending to be legally bound thereby, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth in this Agreement.

2. The Term of Employment. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence as of January 1, 2008 and shall continue for a period of three (3) years thereafter through December 31, 2010 (the “Initial Term of Employment”). Upon expiration of the Initial Term of Employment, the term of this Agreement shall automatically renew for successive one (1) year periods (each additional year is a “Successive Term of Employment”), unless otherwise terminated as provided for herein. Unless otherwise indicated, the phrase “Employment Period” shall include the “Initial Term of Employment” and each “Successive Term of Employment,” if any.

3. Position and Duties. The Executive will be the President and Chief Executive Officer of the Company, with such powers, duties and responsibilities consistent with the office of president and chief executive officer and as otherwise may be described in the Company’s By-laws or determined by the Board of Directors of the Company (the “Board”) from time to time. The Executive will report directly to the Board.

During the Employment Period, the Executive shall faithfully perform and discharge the above described duties and responsibilities and, except for reasonable vacations, holidays and absences due to illness taken in accordance with the Company’s policies, shall devote the necessary time, energy, skills and attention to the business of the Company in order to fully and adequately perform such duties and responsibilities

4. Services as a Director. The Executive agrees to serve as a director of the Company, if elected by the shareholders. If requested by the Board, the Executive agrees to serve as an officer and/or director of any subsidiary or other affiliated entity of the Company, if any. The Executive is not entitled to compensation for service as a director of the Company, or as an officer and/or director of any of the Company’s subsidiaries or other affiliated entities. The Executive is entitled to be reimbursed for reasonable expenses incurred in connection with the Executive’s service as a director of the Company, or as an officer and/or director of any subsidiary or affiliated entity of the Company.

5. Principal Places of Business. While employed by the Company, the Executive’s principal places of business shall be in both 2409 Heartley Drive, Raleigh, North Carolina and 215 Morris Avenue, Spring Lake, New Jersey, in such proportions of his time as the Executive shall reasonably determine, and such other places of business as may be mutually agreed upon by the Executive and the Company.

6. Base Salary and Benefits. In consideration of the services to be rendered by the Executive and the Executive’s acceptance of the terms and conditions of this Agreement, the Company shall pay the Executive an annual base salary of $275,000, subject to any withholding required by law. The Executive’s annual base salary during the Employment Period shall be paid bi-weekly in twenty-six (26) equal installments. The Executive’s annual base salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased, but not decreased, at the discretion of the Compensation Committee.

In addition, the Company agrees to provide certain benefits to the Executive during the Employment Period, which includes a comprehensive medical package, dental insurance, long-term disability coverage, a 401(k) Savings Plan/Profit Sharing Plan and a Section 125 Cafeteria Plan. During the Employment Period, the Executive also shall be entitled to vacation days in accordance with the Company’s policies, and shall be eligible to participate in any other benefit, health and retirement plans or programs not already provided for herein, which may be established from time to time by the Company for the benefit of its employees. All benefits plans provided by the Company to its employees may be amended or discontinued in the sole discretion of the Company.

7. Bonuses. The Executive will be eligible for an annual performance bonus based on the achievement of certain performance objectives (to be determined by the Compensation Committee and the Executive). The annual performance bonus will be based on the Company’s and Executive’s performance during each calendar year the Agreement is in effect and will be awarded in December of the applicable bonus year. At the sole discretion of the Compensation Committee, other bonuses may be awarded to the Executive during the Employment Period.

8. Expenses. The Executive is authorized to incur ordinary, necessary and reasonable expenses in the course of the Company’s business. Upon incurring the aforementioned expenses, the Company shall reimburse the Executive for such expenses in full every month, unless the expenses have been paid directly by the Company, upon presentation by the Executive of an itemized account of the expenses in a manner prescribed by the Company, together with all appropriate receipts required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations adopted pursuant thereto now or hereafter in effect.

9. Termination of Employment.

(a)  Termination for “Good Cause”:

The Board may terminate the Executive’s employment at any time for “Good Cause” and without liability except as specifically provided for herein. For purposes of this Agreement, the term “Good Cause” includes: (i) the conviction of the Executive of the commission of a felony; (ii) the Executive's willful gross misconduct; (iii) the Executive's willful gross neglect of duties; or (iv) the Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted deliberate injury to the Company.

In the event that the Company terminates the Executive for “Good Cause,” the Company shall pay the Executive: (i) all earned but unpaid annual base salary to the date of termination; (ii) any reasonable and necessary business expenses incurred by the Executive in connection with his duties hereunder; and (iii) any accrued vacation or sick time. Any monies owed Executive pursuant to this Section 9(a) shall be paid in full within thirty (30) days of the termination of Executive’s employment for “Good Cause.”

(b)  Termination without “Good Cause”:

In the event that the Company terminates the Executive for any reason other than “Good Cause,” the Company shall pay to the Executive: (i) an amount equal to the Executive’s annual base salary in effect on the date of termination (subject to Section 11); (ii) all earned but yet unpaid annual base salary to the date of termination; (iii) any reasonable and necessary business expenses incurred by the Executive in connection with his duties hereunder; and (iv) any accrued vacation and sick time. In addition, if the Company terminates the Executive for any reason other than “Good Cause,” all stock options held by the Executive shall vest as of the date of termination. Any monies owed Executive pursuant to this Section 9(b) shall be paid in full within thirty (30) days of the termination of Executive’s employment without “Good Cause.”

(c) Termination by Executive for “Good Reason”:

In the event Executive terminates his employment with the Company for “Good Reason” (as defined below), the Company shall pay to the Executive: (i) an amount equal to the Executive’s annual base salary in effect as of the date of termination (subject to Section 11); (ii) all earned but yet unpaid annual base salary to the date of termination; (iii) any reasonable and necessary business expenses incurred by the Executive in connection with his duties hereunder; and (iv) any accrued vacation and sick time. In addition, if the Executive terminates his employment with the Company for “Good Reason,” all stock options held by the Executive shall vest as of the date of termination. Any monies owed Executive pursuant to this Section 9(c) shall be paid in full within thirty (30) days of Executive’s termination of his employment with the Company for “Good Reason.”

For purposes of this Agreement, “Good Reason” shall mean: (i) a change materially adverse to the Executive in the nature or scope of his position, authorities, powers, functions, responsibilities (including reporting responsibilities) or duties; (ii) the Executive’s principal place of business shall be moved more than thirty (30) miles from 2409 Heartley Drive, Raleigh, North Carolina or 215 Morris Avenue, Spring Lake, New Jersey, without his consent; or (iii) the Company’s breach of any material provision of this Agreement continuing for more than thirty (30) days after written notice thereof from the Executive.

10. Change of Control. If a Change of Control (as defined below) shall occur, and (a) the Company or any successor thereto shall terminate the Executive’s employment within one hundred and eighty (180) days before or after the effective date of the Change of Control for any reason other than “Good Cause,” and at the time of such termination a Change of Control was being considered by the Company, or (b) the Executive elects to terminate his employment with the Company or any successor thereto within one hundred and eighty (180) days before or after the effective date of the Change of Control for “Good Reason,” and at the time of such termination a Change of Control was being considered by the Company, the Executive shall be entitled to: (i) all earned but yet unpaid annual base salary to the date of the Change of Control; (ii) any reasonable and necessary business expenses incurred by the Executive in connection with his duties hereunder; (iii) any accrued vacation and sick time; and (iv) an amount equal to two (2) times the sum of (x) the Executive’s annual base salary in effect immediately prior to the date the Executive’s employment with the Company terminates, and (y) and amount which is the lesser of (1) $150,000 and (2) the aggregate amount of any bonuses paid to the Executive during the twelve (12) months prior to the earlier of (A) the effective date of the Change of Control and (B) the date the Executive’s employment with the Company terminates; provided, however, that if the Executive’s employment was terminated within one hundred and eighty (180) days before the effective date of the Change of Control or the Executive elects to terminate his employment with the Company within one hundred and eighty (180) days before the effective date of the Change of Control for “Good Reason,” the Executive shall be entitled to the foregoing payment, less the amount paid to the Executive pursuant to Section 9(b) or 9(c) of this Agreement, as the case may be, and subject to the Executive entering into and not revoking the Release (as defined in Section 11 hereof). Any monies owed Executive pursuant to this Section 10 shall be paid in full within thirty (30) days of the termination of Executive’s employment in connection with a Change of Control or, if the Executive’s employment terminated prior to the Change of Control, shall be paid in full within thirty (30) days of the effective date of the Change of Control.

“Change of Control” shall mean: (i) the acquisition by any person, entity or group of persons or entities acting in concert of securities representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, whether acquired in one transaction or a series of transactions; (ii) a merger, consolidation or similar transaction which results in the Company’s stockholders immediately prior to such transaction not holding securities representing fifty percent (50%) or more of the total voting power of the outstanding securities of the Company or its successor; or (iii) a sale of all or substantially all of the Company’s assets (other than to an entity owned by the Company or under common ownership with the Company).

11. Release. Notwithstanding anything else herein to the contrary, the payment to be paid by the Company to the Executive pursuant to Section 9(b)(i), 9(c)(i) or 10(iv) of this Agreement, is subject to the Executive entering into and not revoking a commercially reasonable release of claims in favor of the Company (the “Release”). The Release shall include an affirmation of the restrictive covenants set forth in Sections 13, 14 and 15 hereof and a non-disparagement provision. Pursuant to the Release, the Executive will release the Company from any claims, whether arising under federal, state or local statute, common law or otherwise, that the Executive may have against the Company and which have arisen on or before the date of the Release, other than any rights to indemnification pursuant to any provisions of the Company’s Articles of Incorporation and By-laws or any directors and officers liability insurance policies maintained by the Company. If the Executive fails or otherwise refuses to execute the Release within a reasonable time after the Company’s request to do so, the Executive shall not be entitled to any of the payments referenced in this Section 11.

12. Excise Tax. In the event that the payments and other benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 12 will be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13. Covenant Not to Compete. The Executive hereby agrees that (a) during the Employment Period and (b) for one year after the termination of Executive’s employment with the Company, for whatever reason whatsoever, Executive shall not, directly or indirectly, be employed by, provide consulting services to or have any ownership interest (as a stockholder, partner or otherwise) in any Competing Business; provided, that nothing in this Section 13 shall prohibit the Executive from acquiring up to 5% of any class of outstanding equity securities of any Competing Business whose equity securities are regularly traded on a national securities exchange or in the “over-the-counter market,” so long as such investment does not interfere with the Executive’s duties and obligations to the Company as determined by the Company in its sole discretion. For purposes of this Section 13, a “Competing Business” is a business which the Company has engaged in or has actively investigated engaging in at any time during the twelve (12) months prior to the termination of the Executive’s employment.

14. Covenant Not to Solicit. The Executive agrees that (a) during the Employment Period, and (b) for a period of three (3) years after the Employment Period, the Executive will not recruit any employee of the Company or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship, with the Company, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company that were served by the Company while the Executive was employed by the Company.

15. Confidential Information and Materials. The Executive acknowledges that by reason of the Executive’s employment with the Company, the Executive has and will hereafter, from time to time during the Employment Period, become exposed to and/or become knowledgeable about proposals, plans, inventions, practices, systems, programs, subscriptions, strategies, formulas, processes, methods, techniques, research, records, suppliers, sources, customer lists, billing information, any other form of business information and any trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law, which are not known to the Company’s competitors and which are kept secret and confidential by the Company (the “Confidential Information”). The Executive therefore agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information or materials to or with any person, firm, business, corporation, association, or other entity for any reason or purpose except as may be required in the prudent course of business for the sole benefit of the Company, or as may be required by a court order or by law.

16. Company Property. All correspondence, memoranda, notes, records, reports, plans, price lists, customer lists, financial statements, catalogs, computer programs, disks, tapes, other papers and other medium on or by which Confidential Information is stored, received or made by the Executive in connection with his employment by the Company shall be the property of the Company and shall be delivered to the Company upon the termination of his employment or at any other time upon request of the Company.

17. Equitable Remedies. The Company and the Executive confirm that the restrictions contained in Sections 13, 14, 15 & 16 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company and that any violation of any provisions of Sections 13, 14, 15 & 16 will result in irreparable injury to the Company. Therefore, the Executive hereby agrees that in the event of any breach or threatened breach of the terms or conditions of this Agreement by the Executive, the Company’s remedies at law will be inadequate and, in any such event, the Company shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable and monetary relief in any court of competent jurisdiction.

18. Costs. If litigation is brought to enforce or interpret any provision contained herein, the court shall award reasonable attorneys’ fees and disbursements to the prevailing party as determined by the court.

19. Severability. If any provision of the Agreement or application thereof to any person or circumstance is adjudicated to be invalid or unenforceable in a jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

20. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

21. Survival of the Company's Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by the Executive.

22. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without application of its conflict of laws rules. The Executive hereby submits to the exclusive jurisdiction and venue of the courts of the State of New Jersey or the United States District Court for the District of New Jersey for purposes of any legal action.

23. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

24. Notices. All notices required or permitted hereunder shall be in writing and shall be sent by overnight courier or certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:	Scivanta Medical Corporation
215 Morris Avenue
Spring Lake, NJ 07762
Attention: Thomas S. Gifford

with a copy to:

Paul T. Colella, Esq.
Giordano, Halleran & Ciesla, P.C.

U.S Postal Service Address:
P.O. Box 190
Middletown, New Jersey 07748

or

Hand Delivery and Overnight Service Address:
125 Half Mile Road
Red Bank, New Jersey 07701

If to the Executive:	David R. LaVance
2409 Heartley Drive
Raleigh, NC 27615

Notices may be sent to such other address as either party may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the next business day, if delivery is by overnight courier, or the second day next succeeding the date of mailing, if delivery is by registered mail.

25. Headings. The Section headings herein are for convenience only and shall not affect the interpretation or construction of this Agreement.

26. Further Assurances. Each party shall cooperate with and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Executive Employment Agreement as of the date first provided above.

The Company
(Scivanta Medical Corporation)

By:	/s/ Thomas S. Gifford
Name:	Thomas S. Gifford
Title:	Executive Vice President, Chief Financial Officer and Secretary

Executive
(David R. LaVance)

/s/ David R. LaVance
David R. LaVance